PROSPECTUS SUPPLEMENT NO. 3 TO      FILED PURSUANT TO RULE 424B(3),
PROSPECTUS DATED MAY 4, 1999        FILE NOS. 333-38337-01, 333-33225-02,
                                    333-33225-04, 333-33225-05, 333-33225-06,
                                    333-33225-07, 333-33225-08, 333-33225-09,
                                    333-33225-10

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    --------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




      Date of Report (Date of Earliest Event Reported): September 16, 1999


                       AMERISERVE FOOD DISTRIBUTION, INC.
             (Exact Name of Registrant as Specified in its Charter)



             Delaware                                      75-2296149
          (State or other       (Commission File          (IRS Employer
           jurisdiction of           Number)           Identification Number)
           incorporation)

                              15305 DALLAS PARKWAY
                                ADDISON, TX 75001
               (Address of principal executive offices) (zip code)

                                 (972) 364-2000
           ---------------------------------------------------------
              (Registrant's telephone number, including area code)

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--------------------------------------------------------------------------------
          The date of this Prospectus Supplement is September 17, 1999

ITEM 5.  OTHER EVENTS

          AmeriServe Food Distribution, Inc., a subsidiary of Nebco Evans Holding Company, intends to enter into an amendment to its current credit facility to add a $200 million term component to that facility and reduce from $220 million to $125 million the total amount available under the revolving component of that facility. The proceeds from the term component will be used to repay all borrowings currently outstanding under the revolving component of the credit facility, and for general corporate purposes.

          In connection with this amendment, AmeriServe's affiliates, AmeriServe Finance Trust and AmeriServe Capital Corporation, have commenced a private placement of $200 million in senior secured notes to qualified institutional buyers. AmeriServe Finance Trust is a limited purpose business trust wholly owned by Nebco Evans Distributors, Inc. and has been formed for the purpose of issuing the notes. Its only material asset will be the secured term loan made to AmeriServe with the proceeds from the private placement. The term loan will be secured by a second priority lien on all the assets serving as collateral under the revolving component of AmeriServe's credit facility. AmeriServe Capital Corporation is a wholly owned subsidiary of AmeriServe Finance Trust and is jointly offering the notes pursuant to an agency agreement with AmeriServe Finance Trust.

          The senior secured notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

          AmeriServe is North America's largest systems foodservice distributor specializing in distribution to chain restaurants. AmeriServe supplies a wide variety of food items as well as paper goods, cleaning and other supplies and equipment.

          This Current Report on Form 8-K contains forward-looking statements that are based upon the Company' estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially, all of which are difficult or impossible to predict and many of which are beyond the control of AmeriServe. In light of the significant uncertainties inherent in forward-looking statements, the including of such forward-looking statements should not be regarding as a representation that AmeriServe's objectives or plans will be realized.
AmeriServe does not hereby undertake to update such forward-looking statements.
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--------------------------------------------------------------------------------
          The date of this Prospectus Supplement is September 17, 1999

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of businesses acquired.

             -  Not Applicable

(b)      Pro forma financial information.

             -  Not Applicable

(c)      Exhibits.

             -  None

                                   SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.


                                       AMERISERVE FOOD
                                       DISTRIBUTION, INC.


                                       By:        /s/ Kevin J. Rogan
                                                  ------------------
                                       Name:      Kevin J. Rogan
                                       Title:     Senior Vice President,
                                                   General Counsel and Secretary


Date:  September 17, 1999